                                                                    Exhibit 11.1

                ALPHA TECHNOLOGIES GROUP, INC., AND SUBSIDIARIES

                      COMPUTATION OF NET INCOME PER SHARE
          FOR THE QUARTERS ENDED JANUARY 29, 1995 AND JANUARY 28, 1996

                                  (Unaudited)
                     (In Thousands, Except per Share Date)





                                          January 29,  January 28,
                                             1995         1996
                                          -----------  -----------
Shares:
     Weighted average common shares          6,099        6,077
      outstanding

     Net common shares issuable on
      exercise of stock options                491          649
                                            ------       ------

Weighted average common and common
 equivalent shares outstanding               6,590        6,726
                                            ======       ======

Income before minority interest             $   95       $   74
Minority interest                                6           59
                                            ------       ------
Net income                                  $  101       $  133
                                            ======       ======

Net income per common and common
 equivalent share:
   Income before minority interest          $ 0.02       $ 0.01
   Minority interest                            --         0.01
                                            ------       ------
   Net income                               $ 0.02       $ 0.02
                                            ======       ======